Exhibit 5.1

1600 Pioneer Tower
888 SW Fifth Avenue
Portland, Oregon 97204
503.221.1440
December 15, 2010
The Greenbrier Companies, Inc.
One Centerpointe Drive, Suite 200
Lake Oswego, OR 97035
Re:	The Greenbrier Companies, Inc. — Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel to The Greenbrier Companies, Inc., an Oregon corporation (the “Company”) in connection with the issuance and sale (the “Offering”) of up to 3,000,000 shares of the Company’s common stock without par value (the “Shares”) to the underwriter pursuant to a Registration Statement on Form S-3 (File No. 333-165924) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “Commission”) on April 7, 2010 under the Securities Act of 1933, as amended (the “Act”) and the prospectus supplement filed with the Commission pursuant to Rule 424(b) promulgated under the Act on December 15, 2010 (the “Prospectus Supplement”).
     In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records or other instruments as we have deemed necessary for the purposes of this opinion and we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares.
     For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others.
     Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that the Shares have been duly and validly authorized and, upon issuance, delivery and payment therefore in the manner contemplated by the underwriting agreement entered into in connection with the Offering, will be validly issued, fully paid and nonassessable.
     Our opinions are limited to the matters stated in this letter. No additional opinion is implied or may be inferred beyond the matters expressly stated in this letter. The opinions expressed herein are

The Greenbrier Companies, Inc.
December 15, 2010

limited to the Applicable Law of the State of Oregon (defined below). “Applicable Law of the State of Oregon” means the published judicial and administrative decisions and the published rules and regulations of governmental agencies, of the State of Oregon which are generally available (i.e., in terms of access and distribution following publication or other release) in a format that makes legal research reasonably feasible, but does not include the statutes, ordinances, administrative decisions, rules or regulations of counties, towns, municipalities or political subdivisions (whether created or enabled through legislative action at the Federal, state or regional level – e.g., water agencies, joint power districts, turnpikes and toll road authorities, rapid transit districts or authorities, and port authorities) and judicial decisions to the extent that they deal with any of the preceding.
     We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Form 8-K filed with the Commission on December 15, 2010 and to reference our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder. This opinion is limited to the laws, including the rules and regulations, as in effect on the date hereof, which laws are subject to change with possible retroactive effect. This opinion letter speaks as of the date hereof and we assume no obligation to advise you or any other person with regard to any change in the circumstances or the law that may bear on the matters set forth herein after the date hereof, even though the change may affect the legal analysis, a legal conclusion or other matters in this opinion letter.

Very truly yours,
/s/ Tonkon Torp LLP
TONKON TORP LLP

SAC/KDS